Exhibit 10.02

INTUIT INC.
SENIOR EXECUTIVE INCENTIVE PLAN
As Adopted by the Compensation Committee of the Board on October 23, 2007
Approved by Stockholders on December 14, 2007
Amended and Restated by the Compensation Committee generally effective August 1, 2012
Approved by Stockholders on January 17, 2013
Amended and Restated by the Compensation Committee generally effective October 27, 2015

1.	Purposes
The Intuit Inc. Senior Executive Incentive Plan is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Intuit objectives; and (C) attract and retain top performing employees.

2.	Definitions

A.	“Award” means any cash incentive payment made under the Plan.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.
“Committee” means the Compensation Committee of Intuit’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

D.
“Intuit” means Intuit Inc. and any corporation or other business entity of which Intuit (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.	“Senior Executive” means an Intuit employee who holds a position with the title of Senior Vice President or above.

F.	“Participant” means any Senior Executive to whom an Award is granted under the Plan.

G.	“Plan” means this Plan, which shall be known as the Intuit Senior Executive Incentive Plan.

3.	Administration

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Senior Executives to receive Awards;

(iv)	determine the terms of Awards consistent with this Plan document;

(v)	determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Intuit or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii)
amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Intuit’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

B.
The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.	Eligibility
Only Senior Executives designated by the Committee as eligible may become Participants in the Plan.

5.	Performance Goals

A.
The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such a method of establishing performance goals is permitted under proposed or final regulations issued under Code Section 162(m).

B.
Each performance goal applicable to a fiscal year (or performance period) shall be one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Intuit as a whole or to a business unit, division, business segment or function or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:

•	Net income

•	Stockholder return

•	Earnings per share

•	Revenue

•	Return on investment

•	Revenue growth

•	Operating income

•	Market share

•	Strategic positioning

•	Return on net assets programs

•	Return on equity

•	Cash flow

•	New product releases

•	Employee productivity and satisfaction metrics

C.
The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D.
The Committee shall base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E.
As soon as reasonably practicable following the conclusion of each fiscal year (or performance period), the Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied as and to the extent required by Code Section 162(m).

6.	Awards

A.	During any Intuit fiscal year, no Participant shall receive an Award of more than $5,000,000.

B.	The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

C.
Except as expressly provided herein, the payment of an Award requires that the Participant be an active employee and on Intuit’s payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to the foregoing requirement in the case of death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion. In addition, a Participant whose employment is governed by an employment agreement and whose employment is terminated by Intuit without “Cause,” or who resigns for “Good Reason,” or in an “Involuntary Termination” (as such terms, or their equivalents, are defined in the Participant’s employment agreement), shall be permitted to continue participating in the Plan through the end of the then-current fiscal year, and shall be eligible to receive an Award based on the actual level of achievement of the applicable performance goals for such year, prorated to take into account the portion of such fiscal year during which the Participant was an active employee and in all events subject to the provisions of Section 6.B above.

D.	Awards shall be paid no later than the first March 15 following the end of the fiscal year in which occurred the performance for which the Award is being paid.

E.	Intuit shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.
In the event that the Company issues a restatement of its financial results for a period in the last three fiscal years with respect to which an Award was determined after payment of such Award to a Participant, which restatement decreases the level of achievement of one or more performance goals from the level(s) previously certified by the Committee, then, in the discretion of the Committee, the Participant will be required to deliver to the Company, within 30 days after the Participant’s receipt of written notification by the Company, an amount in cash equal to the amount of the Award that would not have been paid to the Participant based on the restated financial results.

7.	General

A.
The Plan, as amended and restated hereby, is effective as of August 1, 2012. Notwithstanding the foregoing, the amendments to Section 6.C shall be effective as of August 1, 2009. Absent any future amendment to the Plan that changes the material terms of the performance goal(s) set forth herein, the Plan shall not require further approval by the Company’s stockholders for purposes of Section 162(m)(3)(C)(ii) of the Code or any succeeding provision, with respect to Awards earned in respect of fiscal years through and including the Company’s fiscal year ending in 2017.

B.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Intuit for the account of the Participant under the Plan.

C.
Participation in the Plan shall not give any Senior Executive any right to remain in Intuit’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

D.	To the extent any person acquires a right to receive payments from Intuit under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Intuit’s.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

F.
The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

END OF PLAN DOCUMENT
100740626.5